EXHIBIT 23.2




                        CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors
Alberto-Culver Company

         We consent to the use of our reports dated October 23, 1997, incorporated herein by reference, with respect to the consolidated financial statements of Alberto-Culver Company and subsidiaries as of September 30, 1997 and 1996 and for each of the years in the three-year period ended September 30, 1997, and the financial statement schedule for the three-year period ended September 30, 1997, which reports are incorporated by reference or appear in the September 30, 1997 annual report on Form 10-K of Alberto-Culver Company, and to the reference to our firm under the heading "Experts."


                                                      /s/ KPMG PEAT MARWICK LLP


Chicago, Illinois
February 2, 1998

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